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                                                           EXHIBIT 4(b)(2)


                     THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY

                          LONG TERM CARE WAIVER OF SURRENDER
                                    CHARGES RIDER



WHEN SURRENDER CHARGES WILL BE WAIVED: After the first Contract Year, a surrender charge will not apply to partial withdrawals or total surrenders if the Annuitant or Owner is confined to a Long Term Care Facility or Hospital and has been so confined for at least 30 days.

DEFINITIONS: "Confined" means necessarily confined as an inpatient. To be covered, confinement must commence while this Contract is in force and be required by sickness or injury. Such confinement must have been upon the recommendation of a physician.

"Owner" means a natural person designated as Owner of the Contract to which this rider is attached. Owner also means a joint Owner.

"Injury" means accidental bodily injury which is sustained while this Contract is in force.

"Sickness" means sickness or disease which first manifests itself while this Contract is in force.

"Inpatient" means a person who is confined in a Hospital or Long Term Care Facility as a resident patient and for whom a charge of at least one day's room and board is made by the Hospital or Long Term Care Facility.

"Physician" means a duly licensed physician, licensed in the state in which treatment is received, and who is acting within the scope of that license. It does not include:

    1.   The Annuitant; or

    2.   The Owner; or

    3. A spouse, child, parent, grandparent, brother, or sister of the Annuitant or Owner.

"Long Term Care Facility" means a state licensed Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility DOES NOT MEAN: A Hospital; a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill; a community living center; or a place that primarily provides domiciliary, residency or retirement care; or a place owned or operated by the spouse, child, parent, grandparent, brother or sister of the Annuitant or Owner.

"Skilled Nursing Facility" means a facility which: is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

"Intermediate Care Facility" means a facility which: is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

FORM AFA928                                                         RIDER PAGE 1

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                     THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY

                          LONG TERM CARE WAIVER OF SURRENDER
                              CHARGES RIDER (CONTINUED)


"Hospital' means a facility which: is operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); is supervised by a staff of physicians; and has medical, diagnostic and major surgical facilities or has access to such facilities on a pre-arranged basis.

Neither "registered graduate professional nurse" nor "licensed practical nurse" includes the spouse, child, parent, grandparent, brother or sister of the Annuitant or Owner.

NOTICE AND PROOF OF CLAIM: Written notice and proof of Confinement for 30 days in a Hospital or Long Term Care Facility must be received at American Franklin's Administrative Office prior to a waiver of surrender charges because of Confinement. The written notice must be received while Confined or within 30 days after discharge from such Long Term Care Facility or Hospital.

CONTRACT TERMS APPLY: This rider is attached to and made a part of the Contract. The terms of the Contract apply to the rider except to the extent they are in conflict with the rider's terms.

WHEN RIDER ENDS: This rider will end if the Contract terminates or is surrendered for cash.

Signed for the Company at its Home Office.



                               Secretary















FORM AFA928                                                         RIDER PAGE 2